Exhibit 10.29

BrightMark Consulting, LLC
42 Harbor Avenue
Westport, CT 06880

January 6, 2021

Marpai Health, Inc.
14 Todd Drive
East Hampton, NY 11937

Dear Mr. Gonzalez:

This letter agreement together with the exhibit attached hereto (collectively, the “Agreement”) shall constitute the consulting/services agreement by and between BrightMark, LLC (“Consultant”) and Marpai Health, Inc. (“Client”).

1.Term of Agreement: This Agreement shall be effective as of the date set forth above, and shall continue in full force and effect for such time as set forth in the Workscope attached hereto as Schedule 1 (the “Workscope”), unless extended by mutual agreement or terminated in accordance with Section 3 hereof (the “Term”).

2.Services:

(a)Scope of Services

Consultant will provide the Services set forth in the Workscope (the “Services”). In the event Client requests a change in the scope of Services, which change is accepted by Consultant, Consultant shall provide Client with a new Workscope reflecting such changes as are agreed upon by Client and Consultant. Per the following subparagraph (b), all changes to the Workscope shall be reflected in a new Workscope, which will then be attached hereto as Schedule 1, or as supplements to the Workscope, as the case may be.

(b)Workscope Content

All changes to the Workscope per (a) above, if any, will include, to the extent appropriate, (a) a description of the Services; (b) the timetable for the performance of the Services; (c) the additional amounts payable to Consultant for such Services; (d) the basis on which such amounts are payable; and (e) the schedule on which such amountswill be invoiced to Client.

3.Early Termination: Consultant and Client each have the right to terminate this agreement at any time and for any reason upon 30 days advance written notice to the other party, said notice to be in accordance with 1114 hereof. Client shall remain responsible for payment of all Fees and Expenses due or incurred prior to the Termination Date, defined as 30 days after Effective Notice as defined in ¶14 (“Termination Date”). Except as otherwise provided herein, the party terminating this Agreement shall not be liable to the other party for any additional costs, losses, damages, or liabilities, including, without limitation, loss of anticipated profits or reimbursement for Services unperformed as a result of the termination. Notwithstanding anything herein, Client shall pay Consultant in accordance with 114 below through the Termination Date.

4.Client’s Obligations:

(a)Compensation. Client shall pay the total of all Professional Fees (as set forth in the Workscope) in the following manner: 50% upfront to initiate project, 30% by February 8, 2021 and 20% by March 30, 2021 upon receipt of final deliverables.

(b)Expenses. Professional Fees are inclusive of standard out of pocket costs (e.g. shipping, phone, photocopying, printing, etc.) which are covered by G&A set forth in the Workscope. Any travel or any additional expenses approved by Client to complete the Workscope, or creative materials requested by client that are out of Workscope, incurred by Consultant during the Term and prior to the Termination Date will be reimbursed to Consultant by Client within fifteen (15) days after receipt of Consultant’s invoice for expenses. Any such expenses will be invoiced monthly.

(c)Late Fees. Client shall pay a late fee of five percent (5%) per month on all payments or portions thereof that are not received by the date payment is due, until said payment is received in full.

5.Consultant’s Representations and Warranties: Consultant represents and warrants that: (a) it is free to enter into this Agreement and to perform its obligations hereunder without objection from or claim of anyone; (b) the Services and any resulting work product may be conveyed to Client free and clear of claim of ownership by others; (c) the Services and any resulting work product created or modified by the Consultant will not violate or infringe upon the rights of any third party, including (i) proprietary information and non-disclosure rights, (ii) copyrights, patent or other intellectual property rights, and (iii) contractual rights; (d) the Services shall not violate any applicable law, rule, or regulation; and (e) the Services will be rendered in a professional manner. Except for the foregoing warranties, Consultant makes no other warranties, whether express, implied or statutory, regarding or relating to any materials or the Services provided to Client under this Agreement. Consultant specifically disclaims any and all implied warranties of merchantability or fitness for a particular purpose.

6.Indemnification: Consultant and Client shall indemnify and hold the other harmless against any and all costs, losses or expenses (including reasonable attorneys’ fees) that the other may incur, or be subjected to, in respect of the indemnifying party’s breach of any of its obligations hereunder. Each party shall defend the other at the other’s request against any such liability, claim or demand. Each party shall notify the other promptly of written claims or demands against such party of which the other party is responsible hereunder. Each party shall cooperate fully with the other, and the indemnifying party shall control such defense and the right to litigate, settle, appeal (provided it pays the cost of any required appeal bond), compromise or otherwise deals with any such claim or resulting judgment; provided that such settlement, compromise or other resolution of such claim does not result in any liability to the indemnified party. These provisions will survive the termination of this Agreement. In no event shall either party be liable to the other party for any of its incidental, indirect, special or consequential damages, regardless of the nature of the claim, even if such party knew or should have known of the possibility of such damages or claims.

7.Ownership:

(a)By Client. Upon payment of all of the Fees and Compensation set forth in the Workscope, all of Consultant’s work products prepared, produced or developed for Client under this Agreement, including all concepts, designs, files, reports, programs, manuals, listings, data bases and any other materials (whether complete or incomplete, whether acceptable to Client or not, and regardless of the form they take) shall become the property of Client, exclusively. At such time, Consultant shall unconditionally assign and transfer to Client all right, title, interest and claim that it has or may in the future have to those work products.

(b)By Consultant. Notwithstanding the foregoing, any pre-existing materials (including software source code, object code and documentation related thereto), and other creative and technical content, developed before the applicable Workscope, and all enhancements, modifications and updates thereto, provided by Consultant or its suppliers (collectively, the “Pre-Existing Consultant Materials”) shall be the sole and exclusive property of Consultant or such supplier(s), as appropriate; and all rights related thereto, including, without limitation, copyrights, trademarks, trade secrets, patents, and other intellectual property or proprietary rights, are hereby exclusively reserved by Consultant or its applicable owner. It is expressly understood that no title to or ownership of the Pre-Existing Consultant Materials is transferred to Customer under this Agreement unless explicitly set forth in the Workscope.

8.Non-Exclusivity: This work relationship by and between Consultant and Client is non-exclusive and, except as otherwise set forth herein, nothing in this Agreement shall restrict either party from providing, or engaging other persons to provide, services similar to those contemplated hereunder to persons and entities that are not party to this Agreement, whether at time within or without the time period of this Agreement.

9.Confidentiality:

(a)General. From time to time, either party may disclose or make available to the other party, either directly or through one or more third party contractors and suppliers, whether orally or in physical form, confidential or proprietary information concerning the disclosing party and/or its products, services, methods, techniques, processes, strategies and business plan as well as the technology and software associated therewith (together, “Confidential Information”) in connection with the transactions contemplated hereunder. Each party agrees that during the term of this Agreement and thereafter: (a) it will use Confidential Information belonging to the other party solely for the purpose(s) of this Agreement; (b) it will not disclose Confidential Information belonging to the other party to any third party (other than the receiving party’s employees and/or professional advisors on a need-to-know basis who are bound by obligations of nondisclosure and limited use at least as stringent as those contained herein); (c) it will use the same standard of care it uses to protect its own Confidential Information to protect the Confidential Information belonging to the other party provided that in no event will such standard of care be less than a reasonable degree of care; (d) it will not copy, reproduce, distribute, decompile or reverse engineer any of the Confidential Information or in any way attempt to derive source or object code from the Confidential Information; and (e) it will, upon request, promptly return and deliver to the disclosing party all Confidential Information.

(b)Exclusions. For purposes hereof, “Confidential Information” will not include information which the receiving party can establish: (a) is independently developed by the receiving party without use of or reference to any Confidential Information belonging to the other party as evidenced by appropriate independent written documentation; (b) is acquired by the receiving party from a third party having the legal right to furnish same to the receiving party; (c) is at the time in question (whether at disclosure or thereafter) generally known by or available to the public (through no fault of the receiving party); or (d) is required to be disclosed pursuant to a final order of a court of competent jurisdiction.

(c)Court Orders. In the event either party is requested or ordered by a court of competent jurisdiction to disclose Confidential Information belonging to the other party, such party will give the other party immediate notice of such request or order and, at the other party’s request and expense, resist such request or order to the fullest extent permitted by law.

10.Subcontractors: It is hereby agreed that Consultant shall have the authority to subcontract any or all of its duties under this Agreement and may retain third parties to furnish consulting services to it, in connection with its performance of this Agreement.

11.Entire Agreement. This letter together with its Schedules and Exhibits describes the entire agreement between Consultant and Client with respect to its subject matter. Any prior arrangements, agreements, contracts, representations, warranties, purchase orders, bids, proposals, offers, or other communications, written or oral, are superseded and of no force or effect. This letter agreement may not be changed orally; it may be changed only by means of writing, signed by both Consultant and an authorized Client representative.

12.Independent Contractor: The parties to this Agreement are independent contractors and nothing contained herein may be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither party has the power to bind or obligate the other party, nor shall either party hold itself out as having such authority.

13.Force Majeure. Neither party shall be liable for any delays or failures in performance due to circumstances beyond its control. If the performance of this Agreement, or any obligation hereunder, is prevented, restricted or interfered with by reason of (i) acts of God; (ii) war, revolution, civil commotion, acts of public enemies, blockage or embargo; (iii) acts of the government in its sovereign capacity; or (iv) any other circumstances beyond the reasonable control and without the fault or negligence of the party affected, the party affected, upon giving prompt notice to the other party, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such party’s obligations are related to the performance so prevented, restricted or interfered with); provided, however, that all payment obligations arising prior to such cause shall remain in full force; and further provided, however, that the party so affected shall use its best efforts to avoid or remove such causes of non-performance and both parties shall proceed whenever such causes are removed or cease.

14.Notices. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be effective (“Effective Notice”) either when delivered personally to the party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested), or two (2) days following the deposit of the same with an overnight or other express delivery service, addressed to such party at the address set forth on the initial page of this Agreement. Copies of all written notices provided to Consultant shall also be provided to Scott R. Lucas, Esq., Lucas & Varga LLC, 2425 Post Road, Suite 200, Southport, CT 06890; as for Client, to: Edmundo Gonzalez, CEO, Marpai Health, Inc. 14 Todd Drive, East Hampton, NY 11937 Either party may designate a different address by notice to the other given in accordance herewith.

15.Section Headings. The headings of each Section are for reference only and shall not be construed as part of this Agreement.

16.Invalidity of any Provision. If any term or provision of this Agreement shall be found by shall not effect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

17.No Waiver. The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

18.Governing Law. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Connecticut, without giving effect to conflict of law principles. Each party hereto consents to the sole and exclusive subject matter and in personam jurisdiction and venue at the Connecticut state courts and/or the United States District Court of Connecticut.

Very truly yours,

BrightMark Consulting

By:	/s/ Jane Cavalier
Jane Cavalier
Founder/CEO

The foregoing is accepted and agreed to
as of the Effective Date set forth herein

Marpai Health, Inc.

By:	/s/ Edmundo Gonzalez
Edmundo Gonzalez
CEO